HEALTH INSURANCE INNOVATIONS, INC.

15438 North Florida Avenue, Suite 201

Tampa, Florida 33613

June 14, 2017

Mr. Michael Hershberger

c/o Health Insurance Innovations, Inc.

15438 North Florida Avenue, Suite 201

Tampa, Florida 33613

Re: Amendment to Second Amended and Restated Employment Agreement

Dear Michael:

You are currently a party to a Second Amended and Restated Employment Agreement, dated as of September 16, 2015 (the “Employment Agreement”), with Health Insurance Innovations, Inc. (the “Company”). The purpose of this letter agreement is to set forth certain mutually agreed-upon amendments to your Employment Agreement. For purposes of this letter agreement, capitalized terms appearing but not defined in this letter agreement shall have the meanings set forth in the Employment Agreement.

You and the Company have agreed that, effective as of the date set forth above, your Employment Agreement will be amended as follows:

1.	Section 3(a) of the Employment Agreement will be amended by deleting said section in its entirety and replacing it with the following:

(a) The Company agrees to pay to Executive a salary in cash (“Salary”), as compensation for the services to be performed by Executive in his capacity as Chief Financial Officer, Treasurer and Secretary at the rate of $350,000 per calendar year. Executive’s Salary will be paid in accordance with the Company’s customary payroll procedures and be subject to applicable taxes and withholdings. During the Term, the Board shall have the right to (at its discretion) increase, but not decrease, Executive’s Salary, except the Board may decrease Executive’s Salary in connection with a base salary decrease that is generally applicable to all members of the Company’s senior management if such decrease is proportionate to the base salary decrease of all members of the Company’s senior management. Executive’s salary as in effect from time to time shall constitute his “Salary” for purposes of this Agreement.

2.	Section 3(f) of the Employment Agreement will be amended by deleting said section in its entirety and replacing it with the following:

(f) Executive shall be eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives of the same level, with the amount of such awards to be determined by the Board in its sole discretion. Executive shall be eligible for an annual bonus and long term incentive awards as determined at the sole discretion of the Board. Executive’s target bonus under the Company’s management bonus plan will be equal to 60% of Executive’s Salary then in effect.

3.	You hereby agree that, as a result of certain Restricted Share grants made to you on or about the date of this letter agreement, the provisions of Section 3(d) of the Employment Agreement shall not apply, and you will not be eligible for the grants described therein, prior to September 16, 2019.

4.	Except as specifically set forth in this letter agreement, the Employment Agreement shall remain in full force and effect in accordance with the terms thereof.

By signing this letter agreement below, you confirm your agreement to the foregoing.

Sincerely,

HEALTH INSURANCE INNOVATIONS, INC.

/S/ Gavin Southwell
Name:	Gavin Southwell
Its:	Chief Executive Officer

Acknowledged and Agreed as of June 14, 2017.

By:	/S/ Michael D. Hershberger
Michael D. Hershberger, individually